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                                             EXHIBIT 99(1)



                                             February 26, 1998



Hon. John C. Crary
Secretary
Public Service Commission
 of the State of New York
Three Empire State Plaza
Albany, NY 12223

Dear Secretary Crary:

                Re: Commission Case No. 96-E-0909

     In the Commission's Order Adopting Terms of Settlement Subject to Modifications and Conditions (Issued and Effective February 19, 1998), the Commission stated that the Amended and Restated Settlement Agreement ("revised Agreement") dated January 2, 1998, "...generally offer[s] a sound regulatory framework for Central Hudson, its competitors, and its customers in the transition to fully competitive generation and energy service markets...."  The Commission also stated in such Order that it was "requiring modifications and adding conditions" to the revised Agreement, which modifications and conditions were enumerated as items (1) through (10) in such Order. In addition, the Commission further stated that it adopted "...the terms of the revised Agreement...subject to the modifications and conditions [it] enunciated" and incorporated "...the revised Agreement's terms ...by reference into" the Order.

     Furthermore, Ordering Paragraph "3." of the Order (Mimeo, p.
7) provides that Central Hudson:

          "...must submit a written statement of
          unconditional acceptance of the modifications and conditions contained in this order, signed and acknowledged by a duly authorized officer by February 26, 1998. This statement, along with substitute language responding to Appendix C, should be filed with the Secretary of the Commission and served on all parties in this proceeding."

     In response to these provisions, the signatories to the revised Settlement submit herewith a document entitled "Modifications to Amended and Restated Settlement Agreement." This document reflects the unconditional agreement of the revised Agreement's signatories to I) the "modifications and conditions" set forth in the Commission's Order, ii) the provisions of Appendix B of that Order and iii) to language implementing the provisions of Appendix C of the Order.

     In addition, the Commission's condition (10) states that the revised Agreement was being adopted "on the condition [that] Central Hudson agrees to accept the Commission Order, issued June 23, 1997, concerning the farmer and food processor pilot program (Case 96-E-00948 [sic])." In response to this provision, please be advised that Central Hudson agrees to accept the Commission Order of June 23, 1997 in Case No. 96-E-0948 insofar as that Order is applicable to Central Hudson. In this connection, it is noted that the revised Agreement contains a Retail Access Program that will supersede (see, revised Agreement, Part V. C. at p. 33) the farmer and food processor pilot program of Case 96-E-0948.

      In adopting and approving the revised Agreement (with modifications), the Commission reserved its options in the event of subsequent judicial action altering a portion of the agreements. Central Hudson trusts that the Commission accords the same option to other signatories to the agreements.

     Attaining the revised Agreement (and the Modifications Agreement) was possible because the participants committed significant resources to discussing, defining and memorializing mutual objectives and because these agreements contain mutual concessions and commitments. We are encouraged by the cooperation shown in developing these agreements that all participants will continue to implement these agreements in the same spirit.

     Central Hudson's success as a low cost provider of regulated utility services has established core values that will guide us in the transition to competition and continue to be lodestars to its transition to the new, holding company authorized in the revised Agreement. In addition to providing the springboard for continued growth in shareholder value by restructuring Central Hudson, the adoption of the revised Agreement by the Commission and of the "Modifications Agreement" by the signatories establishes a broad and far-reaching program for implementing the Commission's competitive vision and benefitting consumers in the Mid-Hudson Valley. Central Hudson looks forward to implementing the new initiatives with a focus on customer values in a government-private partnership oriented around market-developed solutions and innovations.

                                   Very truly yours,


                                   (SGD.) ARTHUR R. UPRIGHT
ARUpright/mag

cc.: All Active Parties In Case No. 96-E-0909
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